EXHIBIT 99.2

Annual Shareholders’ Meeting – April 29, 2004

Slide 1 – TITLE SLIDE

Good Morning, I’m Bill Ruhl, CEO of D&E Communications. Welcome to the D&E Communications annual shareholders’ meeting for 2004. We have an interesting and informative message to share with you today. The presentation will be filed with the United States Securities and Exchange Commission (“SEC”) on Form 8-K. It will be available on D&E’s website at www.decommunications.com or on the SEC website at www.sec.gov.

Slide 2 – DISCLOSURE SLIDE

This is our disclosure regarding forward looking statements.

Slide 3 – DISCLOSURE SLIDE (Regulation G)

In this presentation, we use the operating measure Adjusted EBITDA. Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) operating measure under Regulation G promulgated by the Securities and Exchange Commission. On Slide 35 entitled “Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income/(Loss),” net income is reconciled to Adjusted EBITDA for the periods for which Adjusted EBITDA is presented.

Slide 4 Today’s agenda includes our accomplishments for 2003, our strategic focus, and a look at the current regulatory environment. Mr. Morell will present our financial report and will take your questions.

Slide 5 Looking at the accomplishments of your company in 2003, we believe we have been very successful in integrating the operations of the former Conestoga Enterprises with those of D&E Communications. You’ll see the evidence of this in the financials presented by Mr. Morell, which manifests itself in a significant improvement in the operating results generated by the combined company. This allowed us to pay down $13 million of the debt that was incurred in the acquisition of Conestoga, which was $8 million more than required by our CoBank loan agreement. We found ourselves in an excellent position to take advantage of the lower interest rates and start the process of refinancing this loan in 2003. Early in 2004, we completed a new loan agreement which was jointly arranged by CoBank and SunTrust Bank that permitted our company to save approximately $2 million a year in interest. Also in 2003, D&E was listed for the first time on the Russell 3000 index, which created some additional demand for our stock. Consistent with our strategy to be an integrated communications provider, and building upon our wireline business, we sold the assets of Conestoga Wireless and our small paging business, which permitted us to generate additional cash flow for the year. A favorable stock market and strong financial performance resulted in our stock price increasing 74% during the year.

Slide 6 Our accomplishments are being driven by a consistent set of goals and objectives that we have provided to our employees, allowing us to strategically focus on three major areas. First and foremost, we believe it is very important to concentrate on the quality of service that we provide our customers. This will differentiate us from the competition that is becoming more prevalent in our industry. In order to remain competitive in the future, we are concentrating on making sure that each of our business units generates profits and is positioned to provide growth for our company. This growth and profitability will be generated by our ability to capitalize on the convergence of voice, video and data that is occurring in our industry. We have generated the key performance indicators for our employees that enable us to measure our progress in these key focus areas. We tell our employees that the work that they are doing on a daily basis must be focused on accomplishing these key performance indicators. Let’s look at some of the things we have done to accomplish the first objective of improving our quality of service.

Slide 7 TITLE SLIDE: Improve Quality of Service

Slide 8 We made an in investment in virus protection and spam blocking software for our Jazzd Internet service. Spam email can be as much as 70 to 80% of the email you receive. We are now blocking over 150,000 spam-related emails each day and our customers have applauded us for installing this software. In addition, we have made investments in resources of both equipment and manpower that are dedicated to reducing service interruptions. An in-house committee meets on a weekly basis to review every significant outage of service that has been experienced by our customers and to develop procedures that will mitigate these outages in the future. We have extended the hours that our customers can reach us, realizing that the demographics of our customer base are changing and that many service requests are generated outside of normal business hours. We have embarked on improvements to our systems and our procedures throughout the company that will lead to improved service for our customers and better efficiencies overall. We provide survey cards to many of our customers for whom we have installed service or repaired problems and I am pleased to report that better than 98% of the surveys rate our service as good or excellent.

Slide 9 This chart shows the number of calls that come into our Network Operations Center on a daily basis. You can see by the peaks what happens when summertime storms hit our area. Our workload increases significantly as our employees labor to restore service outages caused by the storms. One of the advantages of the merger, with the larger company, is that we can now deploy forces from one part of our territory to another to restore service more quickly. For instance, one of the first peaks shown last July was a severe storm that hit our Buffalo Valley territory. We were able to send people from State College, Ephrata, and Birdsboro to help our people in Lewisburg.

Slide 10 This slide shows a sample of customer comments that we received from customers on our survey forms and through letters that were sent to management. Comments like, “Keep up the good work, you’re the best company I’ve ever dealt with.” And, “I’ll recommend D&E to all my business associates” are the kind of statements that indicate that we are living up to our branding initiative...

Slide 11 “Delivering Excellence.” I hope by now you all recognize this brand. It is our single identity in the market place. But as you are all aware, branding is more than just advertising. It defines the experience and creates expectations for our customers. It also sets the standards for our employees. At D&E, we are all dedicated to “Delivering Excellence.”

Slide 12 TITLE SLIDE: Growth and Profitability

Slide 13 Let’s now look at the second focus item, that of growing the company and continuing to make it more profitable. As we examine each business unit, the RLEC, or Rural Local Exchange Carrier, is our most profitable enterprise. One thing I know you are all concerned about are the reports that telephone companies are losing lines. While it is true that we have had some line losses, you’ll see in the financial portion of this presentation that revenues remain fairly consistent in this business unit. We see the loss of lines coming primarily as a result of our own internal efforts to increase wideband penetration and competition from the wireless industry. However, we’ve been able to reduce the number of lines that have been disconnected by taking a proactive approach of communicating to customers the value of keeping their wireline phones. These reasons center on the dependability and quality of service that D&E consistently provides as well as the customer’s ability to access emergency services. How many times have you noticed that when the electricity goes out, your phone still works? We also offer quarterly promotions to encourage people to buy second lines. Bundling services is a successful marketing approach to selling additional lines and services, particularly when we bundle our broadband DSL service with custom calling features. Even though we lost 1.7% of our lines last year, we were well below the average 3.9% loss for our peer group. In accordance with PA Public Utility Commission Chapter 30 regulations, we have rebalanced our rates from the more vulnerable access charges paid by other carriers to the more stable monthly rates we charge our subscribers. In 2003, we raised the local charges to our customers by an average of about $1.50 per month. Our average rate for a residential line is now about $16 per month.

Slide 14 You’ll notice the opposite trend here in the CLEC, or our Competitive Local Exchange Carrier business unit, where lines grew by 21% last year. By comparison, we grew 2.4 times as many lines in the CLEC as we lost in the RLEC. Our experience shows that customers that are connected directly to our network using copper and fiber facilities owned by our company are significantly more profitable than those where we lease facilities from another company. We are systematically building our own facilities in areas where we can profitably connect customers to our own network. For instance, in the Reading area, we recently converted 1,500 customers from leased facilities to connections on our own network. Our sales people are giving priority to customers that can be connected to the network facilities that we have built. Some significant sales that occurred last year involved a broadband network that is commonly referred to as a “gigabit network,” for Lancaster General Hospital. This is a network that greatly improves efficiency in transmitting critical medical information like x-rays and CAT scans from one location to another. We were notified last year that T-Mobile would be moving their switching center out of our building in Ephrata. However, we were able to negotiate a long term agreement to provide interconnection to many of their tower sites which has more than made up for the revenue we lost through the move of their switching center.

Long distance service is part of our CLEC business unit. Some of the things we’re doing here to be competitive include introduction of an unlimited long distance plan for $39.95 per month, designed to compete with the types of plans that wireless carriers provide. We are also negotiating lower costs for providing long distance service, and we are exploring the potential for using Voice Over IP facilities which we believe has the potential for reducing costs even further.

Slide 15 Our focus for the Internet service business unit is on increasing broadband penetration. We see that the dial-up segment of the business is becoming saturated. You can see, however, that D&E experienced 30% growth in our DSL service, which is an essential part of our business, especially in preparing for future Voice Over IP services. In order to stimulate the growth of DSL, we have been successful in bundling it with custom calling features. We also enhanced our email system to provide quicker delivery of email with improved redundancy for reliability, we installed spam control software, and we launched a complementary product, a wireless home networking service. We mail self-installation kits to customers that include a wireless router, and we provide excellent help-desk service that guides the customer through the installation. Again, we know it is the superior service we provide, for example, through this help-desk, that differentiates us from other Internet service providers.

Slide 16 In our Systems Integration business unit, we are focusing on converged technology which many of you have heard referred to as “Voice Over IP” or “Voice Over Internet Protocol.” This is where we see the technological advantage of putting voice over a data or IP network. As a result, we notice that many companies are melding those responsible for voice communications with their computer technology people. We are also finding that companies are very concerned about security breaches that can occur due to intrusions into their systems. Because we have already established a 24/7 Network Operations Center, we are able to provide an invaluable service to customers through what is called “Managed Network Services.” In providing these services, D&E has the ability to monitor customers’ systems for problems that may occur, in addition to providing up-to-date virus protection and intrusion monitoring.

We definitely see the business climate improving, which is allowing us to grow this business segment into new markets where we now sell RLEC, CLEC, and ISP services. Our sales people have been successful in bringing together the various access and Systems Integration products to provide full solutions that are designed to improve the rate of return on investment for our customers.

Slide 17 As you are aware, we have a cable television operation in State College that was part of the Conestoga acquisition. We continue to find additional ways to expand this business by bringing more apartment complexes under long-term contracts where we provide cable television, telephone and broadband access for these customers. We are making this “triple play” bundle of services attractive to customers in the State College area by offering special prices for those customers who take all three services. We are also expanding the video business, as was recently announced, into the Buffalo Valley Telephone Company area in Union County by using digital subscriber line technology. This is where we are truly capitalizing on the convergence we see taking place in the industry.

Slide 18 TITLE SLIDE: Capitalize on Convergence

Slide 19 The trial for video services was launched at the end of last year and uses the same DSL technology that we use to provide broadband access to customers throughout our territory. The combination of services, as I mentioned, where we provide voice, video and high speed Internet access is known as a “triple play” bundle and falls right in line with our objective to be able to provide complete communications services to our customers. We are also conducting a trial of a unique video service to Bucknell University where we use their data network to transmit video services to their students.

Slide 20 Let’s look a little closer at the video trial in the Buffalo Valley Telephone Company, where we are using a unique technological advancement of providing video over copper pairs. As I mentioned, this uses the same DSL-type technology that we use for providing Internet access. This technology permits us to provide video into a customer’s house on a copper pair. In addition, we provide broadband Internet access and, of course, telephone service, to make up the triple play. Because this service is digital, it provides an excellent quality picture, and we offer 122 video channels and 45 audio channels. More than 75% of customers take all three services, which gives us potential revenue for these customers of over $100 per month.

Slide 21 This slide shows how we see the application of converged technologies to be a benefit to providing integrated communications solutions, particularly to business customers. The diagram, although complex, shows many different types of services we can provide using IP technology. I think I can best illustrate this by an example, where I was personally dealing with our sales force on the sale of various services to a major retail customer. We initially established contact with this customer through the sale of professional services to help the customer design and maintain their computer network. The sales person in our Systems Integration group recommended to the customer that they might also be interested in the services that our CLEC provides, particularly since the customer had several different locations throughout our region. This customer then agreed to use our dialtone and Internet access services at 28 locations. In my conversations with this customer, I found that dealing with one company for their entire communications needs was very important to them. But the single most overriding factor for choosing our company was that they had consistently experienced excellent service from us. Simply stated, they said that when they called us, we provided a timely response and always followed through on our promises. Interestingly, as I was leaving my meeting with them, their CEO inquired about my comment that we provide PBX equipment as well, and asked that we send our PBX salesperson since they probably had several locations where they need to replace their PBX systems. There are many other examples like this.

Slide 22 Again, our Systems Integration business is concentrating on sales of Voice Over IP systems that permit a customer to combine their voice and data on a single system that can provide additional services and improved efficiencies within a business organization. During the last quarter of last year, 33% of the systems we sold were Voice Over IP systems, compared to the traditional digital systems that we have sold in the past.

Slide 23 You may have read about Voice Over IP and the effect it may have on the telecommunications industry. I’m sure you’re aware D&E always views apparent challenges as opportunities. We believe that Voice Over IP can be an opportunity for our company, and we have dedicated resources to develop that opportunity. Paul Ross, a Vice President in our organization, now has responsibility for developing this emerging opportunity and this is a list of his objectives. We will be looking at the best way to evolve our present digital network to a more efficient IP network. In doing so, we’ll need to look at the capital and human resources necessary to take full advantage of this emerging technology. Likewise, we’ll need to look at the regulatory challenges that are presented, quite frankly, by the fact that the regulatory agencies on a state and federal level move slower than the development of new technologies. Let’s look at some of the regulatory challenges ahead of us…

Slide 24 TITLE SLIDE: Regulatory Environment

Slide 25 It’s been eight years since the Telecom Act of 1996, which opened our environment to competition but assumed that, for competition to exist, artificial incentives needed to be given to other wireline providers. What we are really seeing is what we call “intermodal competition” from wireless, cable and Voice Over IP suppliers. The FCC is slowly addressing issues like the compensation that carriers pay each other for the ability to pass traffic from one network to another. However, it’s a very slow process and only recently have we seen a glimmer of hope with the recent AT&T decision, where the FCC recognized that even though AT&T claimed to be using Voice Over IP technology, they still had the responsibility for paying carriers (like D&E) for use of their network. However, this is only the tip of the iceberg when it comes to the problems that must be addressed, as more people are able to use the Internet or Internet-like facilities to place voice and data calls. We see there is a need for government to address the fact that there is “intermodal competition” with wireless, cable, and wireline suppliers, and that the present obsolete regulatory scheme must be addressed. The United States Telecom Association (USTA) has embarked on an advertising and grassroots campaign to, in essence, level the playing field for all competitors in this arena, which should eventually lead to less regulation in the industry overall. Here are some examples of the ads you may have seen…

Slide 26 USTA Ad – “Man on Phone”

Slide 27 USTA Ad – “Hello”

Slide 28 TITLE SLIDE: Financial Report

I would now like to introduce Tom Morell, our CFO.

Slide 29 As Bill mentioned, my name is Thomas Morell, and I am the Chief Financial Officer at D&E Communications. Our first financial chart shows D&E

Communications, Inc. consolidated operating revenues, adjusted EBITDA, operating income and net income for the fiscal year ended 2003. This is the first full year of operations for D&E subsequent to its merger with Conestoga Enterprises, Inc. on May 24, 2002.

Because D&E Communications, Inc. financial results for the year ended 2002 are not comparable to its results for the fiscal year ended 2003, we will show the financial performance for the company by segment for each full fiscal quarter subsequent to the merger date on the slides that follow. Some of you may remember that we showed similar information for the third and fourth quarters of 2002 and the first quarter of 2003 at last year’s shareholders meeting, We are including those quarters again and expanding our presentation through the end of the year 2003 because we believe it is a meaningful presentation.

You will also note that we have presented adjusted EBITDA on this slide and throughout the financial report presentation. It is consistent with how we evaluate performance of our business units and we believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. D&E calculates adjusted EBITDA by adding depreciation and amortization to operating income. As we disclosed on one of the first slides of the presentation, adjusted EBITDA is a non-GAAP measure under Regulation G of the United States Securities and Exchange Commission (SEC). In compliance with this regulation, we have provided in this presentation a slide that reconciles adjusted EBITDA to net income for each period that it has been used.

Slide 30 This slide shows D&E Communications, Inc. consolidated operating revenues, adjusted EBITDA, operating income and net income for each quarter subsequent to the merger. You will note that we sold Conestoga Wireless Company on January 14, 2003. This disposition resulted in a decline in consolidated operating revenues for that quarter, however the sale also helped D&E experience increases in consolidated adjusted EBITDA, operating income and net income in that quarter.

Increases in adjusted EBITDA and operating income during the second quarter of 2003 as compared to the first quarter of 2003 were due to no operating losses reported by Conestoga Wireless Company in the second quarter and to D&E’s ability to continue to recognize additional labor synergies in the first half of 2003 as a result of the merger.

Conestoga Wireless Company also impacted the third quarter of 2003. Even though we sold the company in the first quarter, D&E has continuing involvement in it as a result of build to suit obligations and guarantees of tower rentals. During the third quarter of 2003, we increased our estimate of the build to suit obligation by $300,000.

Slide 31 Our next slide shows operating revenues, adjusted EBITDA and operating income for each quarter subsequent to the merger for the incumbent rural local exchange carrier (RLEC) segment. You will note that revenues have remained fairly level for the six quarters presented, even though the RLECs have experienced line loss during those periods as Bill mentioned earlier. This is due in part to increases in the National Exchange Carrier Association (NECA) average schedule settlement rates for interstate access that occurred in July 2003.

The RLEC operating income and adjusted EBITDA have shown a positive trend during the six quarters presented as a result of the synergies that have been realized since the merger.

Slide 32 On this slide we see the operating revenues, adjusted EBITDA and operating income for each quarter subsequent to the merger for the competitive local exchange carrier (CLEC) segment. Operating revenues have increased throughout the six quarters shown as a result of the increase in access lines that Bill mentioned earlier in his presentation. You will note that this segment has operated at approximately adjusted

EBITDA break-even and $1 million of operating losses throughout these six quarters. D&E’s focus will be to increase the percentage of customers that are served entirely on our own facilities. At December 31, 2003, that percentage was 25%.

Slide 33 On this slide, we see operating revenues, adjusted EBITDA and operating income for each quarter subsequent to the merger for the Internet service (ISP) segment. This segment continues to perform at slightly positive adjusted EBITDA and zero operating income. The service is an integral part of the communications services that the company offers and as highlighted in a slide that Bill showed you earlier in his presentation, the growth in high-speed access lines has far outpaced the growth in dial-up services.

Slide 34 Our final financial chart shows operating revenues, adjusted EBITDA and operating income for each quarter subsequent to the merger for the systems integration segment. This segment accounts for our sales of voice and data equipment and services. It has been a challenging six quarters for this segment, which is more susceptible to an economic slowdown than our other segments due to the non-recurring nature of its revenue stream. We are encouraged by the slight improvement shown in the fourth quarter of 2003.

Slide 35 This slide reconciles Adjusted EBITDA to net income which, as we mentioned earlier, is required by Regulation G of the SEC. You will note that each reconciling item is a line item on D&E’s Consolidated Statement of Operations.

Slide 36 Note some of the changes that were made by the company to address new corporate governance regulations that have evolved over the past year. The audit committee added Richard Weidner as chairman of the committee. Mr. Weidner is a Certified Public Accountant and brings his experience as retired president of Beard and Company, now Beard and Miller, a regional CPA firm based in Reading, PA. The audit committee also updated its charter in the past year, a copy of which can be found in the company’s proxy statement.

The compensation committee changed its membership during the year ended December 31, 2003 to comply with the new NASDAQ listing requirements and SEC definitions.

The Code of Conduct was recently amended to direct employees who become aware of improper activities involving questionable accounting or auditing matters to submit a report to the Chairman of the Audit Committee of the Board of Directors. Prior to the amendment, such a report was to be submitted to the Vice President of Human Resources.

The company is also preparing for the Section 404 certification of internal controls required by the Sarbanes-Oxley Act. We currently have documented our internal controls and are planning for the internal testing of these controls.

Additionally, we will send our corporate governance certification form to the NASDAQ stock market today, certifying that we are in compliance with the new audit committee composition, audit committee charter, nominating committee charter, executive sessions and code of conduct requirements.

Slide 37 We will look briefly at the debt refinancing that was initiated during 2003 and completed in the first quarter of 2004. D&E took advantage of favorable capital markets to reduce the interest rates that it pays on its credit facilities by approximately 1%, which will save approximately $2 million annually in interest expense. The financial covenants are less restrictive in the new credit facility, most notably in the fact that dividends are no longer included in the definition of fixed charges in order to calculate the fixed charge coverage ratio.

There were approximately $2 million of costs paid to do the restructuring. These costs will be capitalized and amortized over the life of the new credit facility. There will also be a $6.1 million write-off, during the first quarter of 2004, of costs that were capitalized under the previous credit facility. The write-off is a non-cash expense and is the result of applying existing accounting regulations to our refinancing.

The new credit facility also provides D&E with additional liquidity to operate its business over the next few years, as demonstrated on our next slide…

Slide 38 You can see that the scheduled principal payments on the credit facility have been extended in the repayment term. However, D&E does have the opportunity to make prepayments on the credit facility without penalty. Thus, we can pay down the credit facilities ahead of schedule if we so desire without having to pay a penalty, yet we have additional liquidity to operate the business.

Slide 39 Our Mission and its guiding principles concludes our presentation. Bill and I will now respond to your questions.